EXHIBIT 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

F & M Bank Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $5.00 par value per share	Rule 457(c) and Rule 457(h)(1)	25,000(2)	$16.29(3)	$407,250	$147.60 per $1,000,000	$60.12
Total Offering Amounts					$407,250		$60.12
Total Fee Offsets							$0
Net Fee Due							$60.12

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of common stock, $5.00 par value per share (the “Common Stock”) of F & M Bank Corp. as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 25,000 shares of Common Stock reserved for issuance under the F & M Bank Corp. Directors Stock Incentive Plan.

(3)

Calculated solely for the purpose of this offering pursuant to Rule 457(c) and 457(h) on the basis of the average of the high and low prices of the Common Stock on May 6, 2024, as reported on the OTC Markets Group’s OTCQX tier.